digitiIiti

EMPLOYMENT AGREEMENT

This Employment Agreement (this "Agreement") effective as of December 1, 2011 (the "Effective Date") between Digitiliti, Inc., a Delaware limited liability company with its principal corporate offices at 266 East 7'" Street, St. Paul, Minnesota, 55101 (the "Company"), and David Macey, residing at 45 Stonemark Drive, Henderson, NV 89052 ("Executive").

WHEREAS, the Company desires to employ Executive in accordance with the terms and conditions stated in this Agreement; and

WHEREAS, Executive desires to accept that employment pursuant to the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the mutual promises and covenants hereinafter provided, and intending to be legally bound hereby, the Company and Executive hereby covenant, promise and agree, as follows:

1.	Employment

(a)
Services. The Company hereby agrees to employ Executive as its President and Chief Executive Officer. Executive will report to the Board of Directors of the Company (the "Board") and shall be responsible for directing all daily operations of the Company, inc1uding~ but not limited to, sales, marketing, sourcing, licensing, product development and financial affairs, and such other duties as consistent with the position of President and Chief Executive Officer and are otherwise directed by the Board (the "Services").

(b)	Acceptance. Executive hereby accepts such employment and agrees to render the Services.

2.	Term

Executive's employment under this Agreement shall Commence as of December I, 2011 and shall continue through December 31, 2012, subject to earlier termination or renewal as provided herein (the "Term" or the "Expiration Date"). The Tenn will automatically renew on January I, 2013 and on each successive anniversary date thereof for a one-year period unless written notice i> given by the Company or Executive of its or his intention not to extend the Tenn at least 60 days prior to December 31,2012 or such subsequent anniversary date, as the case may be, subject in all cases to earlier termination as set forth herein. Notwithstanding anything to the contrary contained herein, the provisions of this Agreement governing protection of Confidential Information shall continue in effect as specified in Section 6 hereof and survive the expiration or earlier termination of the Tenn. The actual period during which Executive continues to be employed by the Company is referred to herein as the "Term" and the actual date upon which Executive's employment with the Company is terminated or this Agreement expires, as the case may be, is referred to herein as the "Expiration Date".

3.	Best Efforts

Executive agrees to perform the Services faithfully and to devote substantially all of his business time, attention and energies to the business and affairs of the Company during the Term and shall use his commercially reasonable best efforts to advance the interests of the Company and shall not during the Term be actively engaged in any other business activity, whether or not such business activity is pursued for gain, profit or other pecuniary advantage. that will materially interfere with the performance by Executive of his duties hereunder or

Executive's availabilitY to perform such duties or that will adversely affect, or negatively reflect upon. the Company.

4.	Compensation

As full compensation for the performance by Executive of his duties under this Agreement, the Company shall pay Executive as follows:

(a)
Base Salary: The Company shall pay Executive a salary (the "Base Salary") equal to $190,000 per year, effective as of December 1, 2011. Payment will be made in accordance with the Company's normal payroll practices. The Base Salary will be subject to review by the Board on an annual basis.

(b)	Performance Incentive Bonus: Your targeted Performance Incentive Bonus will be based upon attainment of the fOllowing objectives:

(i)
Achieve the budgeted quarterly BILLINGS beginning in IQ 2012 (Targeted bonus of $30,000 per quarter; $120,000 per year). The Compensation Committee will discuss the quarterly revenue objectives with you no later than January 31, 2012.

(ii)	Actual BILLINGS against the budget for the quarter as defined in Appendix A will determine the amount you will earn.

(iii)	The maximum that can be earned based on BILLINGS performance for any quarter is $45,000.00.

(c)
DISCRETIONARY Bonus: Quarterly objectives and amount of Discretionary bonus to be attained by such objectives will be discussed with you by the Compensation Committee no later than the end of the fIrst month of each fiscal quarter (for example, January 31, 2012 for the first quarter).

(i)
The Board of Directors may, at their discretion, approve at the fIrst Board meeting following the end of a fiscal quarter to award any amount up to the maximum DISCRETIONARY bonus minus any part allocated to quarterly objectives agreed upon in Section 4(b).

(ii)	The maximum DISCRETIONARY bonus that can be earned for any quarter is $10,000.

(d)	Bonus Payment: Any bonus earned will be paid as follows:

(i)
Seventy-five percent (75%) of any quarterly bonus earned will be paid within thirty (30) days of the end of the quarter in which the bonus was earned. The remaining Twenty-five percent (25%) will be paid after the IO-K is completed and any adjustments have been determined to annual revenue and/or operating income.

(ii)
Financial data needed to evaluate the plan will be taken from the official audited company financial statements. Payments made before a completed audit will be subject to adjustment after the audit. Adjustments may be withheld from future salary or bonuses.

(iii)	In case of any dispute concerning the terms of this agreement or the calculation of any payments the Board of Directors shall have the sole discretion to make the final decision.

(iv)	Any unpaid bonus amount shall be handled in accordance with a separate Employment Agreement in the event that you leave the company.

(v)	The Board of Directors shall make the final decisions on the need for changes, if any.

(e)	Withholding: The Company shall withhold all applicable federal, state and local taxes and social security and such other amounts as may be required by law from all amounts payable to Executive under this Section 4.

(f)	Stock Options:

(i)
Incentive Stock Options (ISO's)* for 4,000,000 shares of company COmmon stock granted on December 31, 20 II at an exercise price of the FMV (fair market value of the shares) on that day which will vest annually, 113 on the grant date, December 31, 2011, 1/3 on December 31,2012, and 113 on December 31, 2013.

(ii)	ISO's' for an additional 6,000,000 shares of company common stock granted Dec 31, 2011: granted at an exercise price of the FMV on December 31, 20 II, which will vest annually as follows:

(A)	1/3 on the grant date of Dec 31, 2012, for meeting or exceeding revenue targets for 2012 agreed to by you and the board of Digitiliti by January 31, 2012

(B)	113 on Dec 31, 2013, for meeting or exceeding revenue targets for 2013 agreed to by you and the board of Digitiliti by January 31, 2013

(C)	1/3 On Dec 31, 2014, for meeting or exceeding revenue targets for 2014 agreed to by you and the board of Digitiliti by January 31, 2014
*(The options will be Incentive stock options (ISO) to the extent that the number of options times :the FMV on date of grant equals $100,000; excess value over $100,000, if any, would be non-qualified stock options, per the Digitiliti Long Term Incentive Plan).

(iii)	Additional Stock Option grants could be granted in the future based on performance in 2012 and beyond at Board of Director discretion.

(g)
Other Benefits: Executive shall be entitled to all rights and benefits for which he shall be eligible under any benefit or other plans (including, without limitation, life insurance, dental, medical, medical reimbursement and hospital plans, pension plans, employee stock purchase plans, profit sharing plans, bonus plans and other so-called "fringe" benefits) as the Company shall make available to its senior executives from time to time. In addition to the foregoing, Executive will be entitled to reimbursement of standard business expenses, including an allowance up to $12,000 for the cost of air travel from Executive's place of residence to the Company's executive offices. The allowance will be paid quarterly in installments of $3,000.

(h)	Vacation: Executive will have vacation and/or personal time per the Company's standard vacation and personal time off policy.

5.	Confidential Information and Inventions.

(a)
Executive recognizes and acknowledges that in the course of his duties he will receive confidential or proprietary information owned by the Company, its affiliates or third parties with whom the Company or any such affiliates has an obligation of confidentiality. Accordingly, during and after the Term, Executive agrees to keep confidential and not disclose or make accessible to any other person or use for any purpose other than in connection with the fulfillment of Executive's duties under this Agreement, any Confidential and Proprietary Information (as defined below) owned by, or received by or on behalf of, the Company or any of its affiliates. "Confidential and Proprietary Information" means confidential or proprietary technical information, data, formulas and related concepts, software programs and applications, business plans (both current and under development), client lists, promotional and marketing programs, trade secrets, or any other confidential or proprietary business information relating to costs, revenues, marketing, investments, sales activities, promotions, credit and financial data, research and development, financing methods, plans or the business and affairs of the Company or of any affiliate or client of the Company. Notwithstanding the foregoing, Confidential and Proprietary Information shall not include (i) any information to the extent it becomes generally known to the public through no fault of Executive or (ii) any information which

Executive is required to disclose as a result of a subpoena or other legal process, provided, however, Executive shall give prompt notice of such request to the Company so that the Company may seek an appropriate protective order. If, in the absence of a protective order, Executive is legally compelled to disclose Confidential and Proprietary Information, such Confidential and Proprietary Information (and only such Confidential and Proprietary Information) may be disclosed in such proceeding without liability hereunder;' provided, however, that Executive shall give the Company written notice of the Confidential and Proprietary Information to be disclosed as far in advance of its disclosure as is. practical and, upon the Company's request and at the Company's expense, Executive shall use all reasonable efforts to obtain assurances that confidential treatment will be. accorded to the disclosure of such Confidential and Proprietary Information in such proceeding. Executive expressly acknowledges the trade secret status of the Confidential and Proprietary Information and that the Confidential and Proprietary Information constitutes a protectable business interest of the Company. Executive agrees: (i) not to use any such Confidential and Proprietary Information for himself or others; and (ii) not to take any Company material, or reproductions (including, but not limited to writings, correspondence, notes, drafts, records, invoices, technical and business policies, software programs and applications or disks) thereof from the Company's offices at any time during his employment by the Company, except as required in the execution of Executive's duties to the Company. Executive agrees to return promptly all Company materials (including, but not limited, to writings, correspondence, notes, drafts, records, invoices, technical and business policies, software programs and applications or disks) thereof in his possession to the Company upon request and in any event upon termination of employment.

(b)
Except with prior written authorization by the Company, Executive agrees not to disclose Or publish any of the Confidential and Proprietary Information, or any confidential, scientific, technical or business information of any other party to whom the Company or any of its affiliates owes an obligation of confidence at any time during or after his employment with the Company.

(c)
Executive agrees that all inventions, discoveries, improvements and patentable or copyrightable works ("Inventions") initiated, conceived or made by him, either alone or in conjunction with others, during the Term shall be the sole property of the Company to the maximum extent permitted by applicable law and, to the extent permitted by law, shall be "works made for hire" as that term is defined in the United States Copyright Act (17 U.S.C.A., Section lOll. The Company shall be the sole owner of all patents, copyrights, trade secret rights, and other intellectual property or other rights in connection therewith. Executive hereby assigns to the Company all right, title and interest he may have or acquire in all such Inventions; provided, however, that the Board may in its sole discretion agree to waive the Company's rights pursuant to this Section 5( c.) with respect to any Invention that is not directly or indirectly related to the Company's business. Executive further agrees to assist the Company in every proper way (but at the Company's expense) to obtain and from time to time enforce patents, copyrights or other rights on such Inventions in any and all countries, and to that end Executive will execute all documents necessary;

(i)
To apply for, obtain and vest in the name of the Company alone (unless the Company otherwise directs) letters patent, copyrights or other analogous protection in any country throughout the world and when so obtained or vested to renew and restore the same; and

(ii)
To defend any opposition proceedings in respect of such applications and any opposition proceedings or petitions or applications for revocation of such letters patent, copyright or other analogous protection.

(d)
Executive agrees that he will promptly disclose to the Company, Or any persons designated by the Company, all improvements, Inventions made or conceived or reduced to practice or learned by him, either alone or jointly with others, during the Term.

(e)	The provisions of this Section 5 shall survive the termination of Executive's employment with the Company.

6.	Non-Competition: Non-Solicitation: Non-Disparagement

(a)
Executive understands and recognizes that his services to the Company are special and unique and that in the course of performing such services Executive will have access to and knowledge of Confidential and Proprietary Information (as defined in Section 5) and Executive agrees that, during the Term and for an additional period of 12 months thereafter (such period, the "Restricted Period"), he shall not in any manner, directly of indirectly, on behalf of himself or any person, firm, partnership, joint venture, corporation or other business entity ("Person"), engage in any business which is directly or indirectly competitive with the business of the Company within the geographic area of the Company's business, which is worldwide. Executive acknowledges that, due to the unique nature of the Company's business, the loss of any of its clients or business flow or the improper use of its Confidential and Proprietary Information could create significant instability and cause substantial damage to the Company and its affiliates and therefore the Company has a strong legitimate business interest in protecting the continuity of its business interests and the restriction herein agreed to by Executive narrowly and fairly serves such an important and critical business interest of the Company. For purposes of this Agreement, the Company will be deemed (i) to be actively engaged on the date hereof in the development and commercialization of software and services that provide business intelligence, and (ii) in the future, to be engaged in any other business in which it actually devotes' substantive resources to study, develop or pursue. Notwithstanding the foregoing, nothing contained herein shall be deemed to prohibit Executive from (i) acquiring, or holding, solely for investment, publicly traded securities of any corporation, some or all of the activities of which are competitive with the business of the Company so long as such securities do not, in the aggregate, constitute more than 1% of any class or series of outstanding securities of such corporation, or (ii) engaging in any activities that are approved in writing by the Company.

(b)	During the Term and thereafter during the Restricted Period, if any, Executive shall not, directly or indirectly, without the prior written consent of the Company:

(i)
Solicit, encourage, attempt to influence or induce any employee of the Company or any of its affiliates to leave the employ of the Company or any such affiliate; or hire for any purpose any employee of the Company or any affiliate or any employee who has left the employment of the Company or any affiliate within one year of the termination of such employee's employment with the Company or any such affiliate or at any time in violation of such employee's non-competition agreement with the Company or any such affiliate; or

(ii)
Solicit or accept employment or be retained by any Person who, at any time during the Term, was an agent, client or customer of tile Company or any of its affiliates where his position will be related to the business of the Company or any such affiliate;

(iii)
Solicit or accept the business of any agent, client or customer of the Company Or any of its affiliates with respect to products, services or investments similar to those provided or supplied by the Company or any of its affiliates; or

(iv)
Solicit, induce, encourage or attempt to influence any independent contractor, supplier or investor of the Company or any of its affiliates, to cease to do business with, or terminate his or her relationship with the Company or any of its affiliates.

(c)
The Company and Executive each agree that both during the Term and at all times thereafter, neither party shall directly or indirectly disparage, whether or not true, the name or reputation of the other party or any of its affiliates, including but not limited to, any officer, director, employee or shareholder of the Company or any of its affiliates.

(d)
In the event that Executive breaches any provision of Section 5 or this Section 6 or there is a threatened breach, then, in addition to any other rights which the Company may have, the Company wilt (i) be entitled, without the posting of a bond or other security, to injunctive relief to. enforce the restrictions contained in such Sections and (ii) have the right to require Executive to account for and pay over to the Company all compensation, profits, monies, accruals, increments and other benefits (collectively "Benefits") derived or received by Executive as a result of any transaction constituting a breach of any of the provisions of Sections 5 or 6 and Executive hereby agrees to account for and pay over such Benefits to the Company.

(e)
Each of the rights and remedies enumerated in Section 6(d) shall be independent of the others and shall be in addition to and not in lieu of any other rights and remedies available to the Company at law or in equity. If any covenant contained in this Section 6 is hereafter construed or adjudicated to be invalid or unenforceable, the same shall not affect the remainder of the covenants or rights or remedies, which will be given full effect without regard to the invalid portions. If any covenant contained in this Section 6 is held to be invalid or unenforceable because of the duration of such provision or the area covered thereby, the parties agree that the court making such determination shall have the power to reduce the. duration and/or area of such provision and in its reduced form such provision shall then be enforceable. No such holding of invalidity or unenforceability in one jurisdiction shall bar or in any way affect the Company's right to the relief provided in this Section 6 or otherwise in the courts of any other state or jurisdiction within the geographical scope of such covenants as to breaches of such covenants in such other respective states or jurisdictions, such covenants being, for this propose, severable into diverse and independent covenants.

(f)
n the event that an actual proceeding is brought in equity to enforce the provisions of Section 5 or this Section 6, Executive shall not urge as a defense that there is an adequate remedy of law nor shall the Company be prevented from seeking any other remedies, which may be available. Executive agrees that he shall not raise in any proceeding brought to enforce the provisions of Section 5 or this Section 6 that the covenants contained in such Sections limit his ability to earn a living.

(g)	The provisions of this Section 6 shall survive the termination of Executive's employment with the Company.

7.	Representations and Warranties by Executive
Executive hereby represents and warrants to the Company as follows:

(a)
Neither the execution or delivery of this Agreement nor the performance by Executive of his duties and other obligations hereunder violate or will violate any statute, law, determination or award, or conflict with or constitute a default or breach of any covenant or obligation under (whether immediately, upon the giving of notice or lapse of time or both) any prior employment agreement, contract, or other instrument to which Executive is a party or by which he is bound.

(b)
Executive has the full right, power and legal capacity to enter and deliver this Agreement and to perform his duties and other obligations hereunder. This Agreement constitutes the legal, valid and binding obligation of Executive enforceable against him in accordance with its terms. No approvals or consents of any persons or entities are required for Executive to execute and deliver this Agreement or perform his duties and other obligations hereunder.

8.	Termination
Executive's employment hereunder will be terminated upon Executive's death and may be terminated as follows:

(a)	The Board hereunder may terminate executive's employment for Cause (as defined below). Any of the following actions by Executive shall constitute "Cause";

(i)
Executive's commission of embezzlement, theft or other dishonest or fraudulent acts, provided that the Company gives notice thereof identifying the conduct alleged and allows Executive and his representatives to present his position to the Board prior to such termination;

(ii)	Executive's conviction of a felony, whether or not committed in the course of his employment by the Company;

(iii)	Executive's willful malfeasance or gross negligence which has a material adverse effect on the Company or its business;

(iv)	Behavior which interferes with the performance of Executives duties and responsibilities or is detrimental to the Company's reputation or its best interests;

(v)	Failure to substantially perform his duties, including a willful disregard or failure to perform a written lawful directive of the Board consistent with Executive's duties as Chief Executive Officer;

(vi)	The material breach by Executive of this Agreement, which breach remains uncured for 10 business days after written notice of such breach.

(vii)
In the event Executive, by reason of physical or mental disability (excluding infrequent and temporary absences due to ordinary transitory illnesses), is unable for more than 2 months in the consecutive 12 month period to perform the Services, or in the event Executive is permanently disabled, a termination of this Agreement for "Disability" will occur at the end of the month following the month in which the Company gives notice to Executive of its intention to terminate the Agreement because of such Disability.

(b)
Executive for Good Reason hereunder may terminate executive's employment. For purposes of this Agreement, "Good Reason" means (i) material reduction in the nature or scope of Executive's responsibilities, duties, power or authority, in each case as set forth in Section I above; (ii) material reduction by the Company of Executive's compensation and benefits (unless such benefits are similarly reduced for all employees); (iii) a material breach by the Company of any provision of this Agreement that is not cured within 10 business days following delivery of written notice of such material breach by Executive to the Board; or, (iv) the sale, transfer or other disposition of all or substantially all of the Company business or assets.

(c)
Executive's employment may be terminated by the Board without Cause, and for any reason, upon 30 days advance written notice to Executive. Executive may terminate his employment with the Company for any reason upon 30 days advance written notice to the Company.

9.	Compensation upon Termination

(a)
If Executive's employment is terminated as a result of Executive's death or Disability, the Company shall pay to Executive or to Executive's estate, as applicable, (i) his accrued but unpaid Base Salary, (ii) any Discretionary Bonus, if any, which has been earned but is unpaid, and (iii) expense reimbursement amounts, in each case through the date of Executive's death or Disability.

(b)
If the Company terminates Executive's employment for Cause, or by Executive pursuant to Section 8(c) hereof, then the Company shall pay to Executive (i) accrued hut unpaid Base Salary in accordance with normal payroll practices and (ii) expense reimbursement amounts, in each case through the date of termination. In the event of a termination for Cause, Executive will have no further entitlement hereunder to any other compensation or benefits from the Company except to the extent otherwise provided by law.

(c)
If Executive terminates his employment with the Company for Good Reason or is terminated by the Company within six months of December I, 2011 other than as a result of Executive's death or Disability and other than for reasons specified in Section 9(b), then prior to six months service the Company shall continue to pay to Executive his Base Salary for an equivalent period of time. If terminated after six (6) months the Company shall (i) continue to pay to Executive his Base Salary for six (6) months following such termination in accordance with normal payroll practices or, at the Company's discretion, the Company will pay Executive the entire amount or a portion thereof, as applicable, in a lump sum payment; and (ii) pay any expense reimbursement amounts owed through the date of termination.

(d)
This Section 9 sets forth all of the obligations of the Company with respect to the termination of Executive's employment. Executive acknowledges that, upon the termination of his employment, he will not be entitled to any payments or benefits, which are not explicitly provided for in this Section 9 except as otherwise provided by law.

(e)	The provisions of this Section 9 shall survive the termination of Executive's employment with the Company.

10.	Miscellaneous

(a)	This Agreement is governed by, and construed and interpreted in accordance with, the laws of the State of Minnesota, without giving effect to its principles of conflicts of laws.

(b)
Any dispute arising out of, or relating to, this Agreement or the breach thereof Cather than Sections 5 or 6 hereof), or regarding the interpretation hereof, will be finally settled by arbitration conducted in Minneapolis, Minnesota in accordance with the rules of the American Arbitration Association then in effect before a single arbitrator appointed in accordance with such rules. Judgment upon any award rendered therein may be entered and enforcement obtained thereon in any court having jurisdiction. The arbitrator shall have authority to grant any form of appropriate relief, whether legal Or equitable in nature, including specific performance. For the purpose of any judicial proceeding to enforce such award or incidental to such arbitration or to compel arbitration and for purposes of Sections 5 and 6 hereof, the parties hereby submit to the non-exclusive jurisdiction of the state and federal courts having jurisdiction over Minneapolis, Minnesota, and agree that service of process in such arbitration or court proceedings shall be satisfactorily made upon it if sent by registered mail addressed to it at the address referred to in paragraph (g) below. The costs of such arbitration shall be borne proportionate to the finding of fault as determined by the arbitrator. Any court of competent jurisdiction may enter judgment on the arbitration award.

(c)	This Agreement shall be binding upon and inure to this benefit of the parties hereto, and their respective heirs, legal representatives~ successors and assigns.

(d)
Executive hereunder, may not assign this Agreement, and Executive's rights and obligations. The Company may assign its rights, together with its obligations, hereunder in connection with any sale, transfer or other disposition of all or substantially all of its business or assets.

(e)	This Agreement cannot be amended orally, or by any course of conduct or dealing, but only by a written agreement signed by the parties hereto.

(f)
The failure of either party to insist upon the strict performance of any of the teams, conditions and provisions of this Agreement shall not be construed as a waiver or relinquishment of future compliance, and such terms, conditions and provisions shall remain in full force and effect. No waiver of any term of this Agreement on the part of either party will be effective for any purpose whatsoever unless such waiver is in writing and signed by such party,

(g)
All notices, requests, consents and other communications, required or permitted to be given hereunder, will be in writing and will be delivered personally or by an overnight courier service or .sent by registered or certified mail, postage prepaid, return receipt requested, to the parties at the addresses set forth on the first page of this Agreement, and will be deemed given when so delivered personally or by overnight courier, or, if mailed, five days after the date of deposit in the United States mails. Either party may designate another address, for receipt of notices hereunder by giving notice to the other party in accordance with this paragraph (g).

(h)
This Agreement sets forth the entire agreement and understanding of the parties relating to the subject matter hereof, and supersedes all prior agreements, arrangements and understandings, written or oral, relating to the subject matter hereof, including without limitation the Prior Agreement and all amendments and supplements thereto. No representation, promise, or inducement has been made by either party that is not embodied in this Agreement, and neither party shall be bOund by or liable for any alleged representation, promise or inducement not so set forth.

(i)	As used in this Agreement, "affiliate" of a specified Person shall mean and include any Person controlling. controlled by or under common control with the specified Person.

(j)	The section headings contained herein are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

(k)	This Agreement may be executed in any number of counterparts each of which shall constitute an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

Digitiliti, Inc.

By:
Name:	Jack B. Scheetz	David Macey
Title:	Interim President and CEO
Date:	November 29, 2011

Appendix A:

Performance Incentive Bonus Schedule per quarter
< 80% of target Billings	Between 80% and 95% of target Billings	Between 96% and 110% of target Billings	Between 111% and 125% of target Billings	>126% of target Billings
No bonus	50% of target bonus	75% of target bonus	100% of target bonus	150% of target bonus